Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2015, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Ramco-Gershenson Properties Trust on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Ramco-Gershenson Properties Trust on Form S-3 (File No. 333-190546) and on Forms S-8 (File No. 333-66409, File No. 333-121008, File No. 333-160168 and File No. 333-182514).

/s/ GRANT THORNTON LLP
Southfield, Michigan
February 27, 2015